AGREEMENT FOR SHARE EXCHANGE

THIS AGREEMENT FOR SHARE EXCHANGE (this “Agreement”) is dated as of December 31, 2005, by and among Infolife, Inc., a Texas corporation (“Infolife”), Media Challenge Holdings Limited., a British Virgin Islands corporation (“Media Challenge”), and the Shareholders of Media Challenge who execute this Agreement (collectively the “Shareholders”).

RECITALS:

Infolife and Media Challenge desire to complete a share exchange transaction pursuant to which Infolife shall acquire all of the issued and outstanding common stock of Media Challenge, solely in exchange for a convertible promissory note in favor of Media Challenge in the face amount of $441,600, convertible into 22,080,000 shares of Infolife common stock (subject to effecting a one for 10 reverse stock split of the common stock of Infolife); and

THE Board of Directors of Infolife and the Board of Directors of Media Challenge have each approved the proposed transaction, contingent upon satisfaction prior to closing of all of the terms and conditions of this Agreement; and

THE SHAREHOLDERS are the owners of all of the issued and outstanding common stock of Media Challenge; and

THE PARTIES desire to make certain representations, warranties and agreements in connection with completion of the proposed share exchange transaction.

NOW, THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of this Agreement, and the covenants, conditions, representations and warranties hereinafter set forth, the parties hereby agree as follows:

ARTICLE I
THE EXCHANGE

1.1  The Exchange. At the Closing (as hereinafter defined), Infolife shall acquire all of the issued and outstanding common stock of Media Challenge from the Shareholders. Consideration to be issued by Infolife shall be a convertible promissory note (the “Convertible Note”) with a face amount of $441,600, convertible into 22,080,000 shares of Infolife common stock (subject to effecting a one for 10 reverse stock split of the common stock of Infolife) in exchange for 100% of the issued and outstanding common stock of Media Challenge. The shares to be issued upon conversion of the Convertible Note are herein referred to as the “Exchange Shares”. A copy of the Convertible Note is attached hereto as Exhibit A. The Exchange shall take place upon the terms and conditions provided for in this Agreement and in accordance with applicable law. For Federal income tax purposes, it is intended that the Exchange shall constitute a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”).

1.2 Closing and Effective Time. Subject to the provisions of this Agreement, the parties shall hold a closing (the "Closing") on (i) the first business day on which the last of the conditions set forth in Article V to be fulfilled prior to the Closing is fulfilled or waived or (ii) such other date as the parties hereto may agree (the "Closing Date"), at such time and place as the parties hereto may agree. Such date shall be the date of Exchange (the "Effective Time").

ARTICLE II
REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of Infolife. Infolife represents and warrants to Media Challenge and the Shareholders as follows:

(a) Organization, Standing and Power. Infolife is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

(b) Capital Structure. As of the date of execution of this Agreement, the authorized capital stock of Infolife consists of 50,000,000 shares of Common Stock with a par value of USD 0.001 per share, of which approximately 47,780,000 shares are currently issued and outstanding. The Exchange Shares to be issued pursuant to this Agreement and upon conversion of the Convertible Note shall be, when issued pursuant to the terms of the resolution of the Board of Directors of Infolife approving such issuance, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as otherwise specified herein, as of the date of execution of this Agreement, there are no other options, warrants, calls, agreements or other rights to purchase or otherwise acquire from Infolife at any time, or upon the happening of any stated event, any shares of the capital stock of Infolife whether or not presently issued or outstanding.

(c) Certificate of Incorporation, Bylaws, and Minute Books. The copies of the Articles of Incorporation and of the Bylaws of Infolife which have been delivered to Media Challenge are true, correct and complete copies thereof. The minute book of Infolife, which has been made available for inspection, contains accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the shareholders of Infolife since the date of incorporation and accurately reflects all transactions referred to in such minutes and consents in lieu of meetings.

(d) Authority. Infolife has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Infolife. No other corporate or shareholder proceedings on the part of Infolife are necessary to authorize the Exchange, or the other transactions contemplated hereby.

(e) Conflict with Other Agreements; Approvals. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "violation") pursuant to any provision of the Articles of Incorporation or Bylaws or any organizational document of Infolife or, result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Infolife which violation would have a material adverse effect on Infolife taken as a whole. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required by or with respect to Infolife in connection with the execution and delivery of this Agreement by Infolife or the consummation by Infolife of the transactions contemplated hereby.

(f) Books and Records. Infolife has made and will make available for inspection by Tagalder upon reasonable request all the books of Infolife relating to the business of Infolife. Such books of Infolife have been maintained in the ordinary course of business. All documents furnished or caused to be furnished to Media Challenge by Infolife are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

(g) Compliance with Laws. Infolife is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

(h) SEC Filings. Infolife has filed all periodic reports (if any) required to be filed with the Securities and Exchange Commission and as of the date hereof, is current in its filing obligations.

(i) Financial Statements and Tax Returns. Copies of Infolife’s audited financial statements for the fiscal year ended December 31, 2004, its unaudited financial statements for the periods ended March 31, 2005, June 30, 2005 and September 30, 2005 and of its tax return for the fiscal year 2004 have been delivered to Media Challenge.

(j)  Litigation. There is no suit, action or proceeding pending, or, to the knowledge of Infolife, threatened against or affecting Infolife which is reasonably likely to have a material adverse effect on Infolife, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Infolife having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(k) Tax Returns. Infolife has duly filed any tax reports and returns required to be filed by it and has fully paid all taxes and other charges claimed to be due from it by any federal, state or local taxing authorities. There are not now any pending questions relating to, or claims asserted for, taxes or assessments asserted upon Infolife.

2.2 Representations and Warranties of Media Challenge. Media Challenge represents and warrants to Infolife as follows:

(a)  Organization, Standing, Power and Business. Media Challenge is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary. Media Challenge, through a licensing agreement, is in the business of selling magazine and advertising space and operates the publication of “Sale & Marketing Magazine” in the People’s Republic of China (the “PRC”).

(b) Capital Structure. The authorized capital stock of Media Challenge consists of 121,000 shares of Common Stock with a par value of US$1.00 per share. As of the date of execution of this Agreement, it has a total of 121,000 shares of common stock issued and outstanding. All issued and outstanding shares of Media Challenge stock are validly issued, fully paid and nonassessable and not subject to preemptive rights or other restrictions on transfer. All of the issued and outstanding shares of Media Challenge were issued in compliance with all applicable securities laws. Except as otherwise specified herein, there are no options, warrants, calls, agreements or other rights to purchase or otherwise acquire from Media Challenge at any time, or upon the happening of any stated event, any shares of the capital stock of Media Challenge.

(c) Certificate of Incorporation, Bylaws and Minute Books. The copies of the Certificate of Incorporation and of the other corporate documents of Media Challenge that have been delivered to Infolife are true, correct and complete copies thereof. The minute books of Media Challenge which have been made available for inspection contain accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the shareholders of Media Challenge since the date of incorporation and accurately reflect all transactions referred to in such minutes and consents in lieu of meetings.

(d) Authority. Media Challenge has all requisite power to enter into this Agreement and, subject to approval of the proposed transaction by the holders of 100% of its issued and outstanding shares which are entitled to vote to approve the proposed transaction, has the requisite power and authority to consummate the transactions contemplated hereby. Except as specified herein, no other corporate or shareholder proceedings on the part of Media Challenge are necessary to authorize the Exchange and the other transactions contemplated hereby.

(e) Conflict with Agreements; Approvals. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of any provision of the Certificate of Incorporation or Bylaws of Media Challenge or of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Media Challenge or its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Media Challenge in connection with the execution and delivery of this Agreement by Media Challenge, or the consummation by Media Challenge of the transactions contemplated hereby.

(f) RESERVED.

(g) Books and Records. Media Challenge has made and will make available for inspection by Infolife upon reasonable request all the books of account, relating to the business of Media Challenge. Such books of account of Media Challenge have been maintained in the ordinary course of business. All documents furnished or caused to be furnished to Infolife by Media Challenge are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

(h) Compliance with Laws. Media Challenge is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

(i) Liabilities and Obligations. Media Challenge has no material liabilities or obligations (absolute, accrued, contingent or otherwise) except (i) liabilities that are reflected and reserved against on the Media Challenge financial statements that have not been paid or discharged since the date thereof and (ii) liabilities incurred since the date of such financial statements in the ordinary course of business consistent with past practice and in accordance with this Agreement.

(j) Litigation. There is no suit, action or proceeding pending, or, to the knowledge of Media Challenge threatened against or affecting Media Challenge, which is reasonably likely to have a material adverse effect on Media Challenge, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Media Challenge having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(k) Taxes. Media Challenge has filed or will file within the time prescribed by law (including extension of time approved by the appropriate taxing authority) all tax returns and reports required to be filed with all other jurisdictions where such filing is required by law; and Media Challenge has paid, or made adequate provision for the payment of all taxes, interest, penalties, assessments or deficiencies due and payable on, and with respect to such periods. Media Challenge knows of (i) no other tax returns or reports which are required to be filed which have not been so filed and (ii) no unpaid assessment for additional taxes for any fiscal period or any basis therefore.

(l) Licenses, Permits; Intellectual Property. Media Challenge owns or possesses in the operation of its business all material authorizations which are necessary for it to conduct its business as now conducted. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any notice or consent under or have any material adverse effect upon any such authorizations.

2.3 Representations and Warranties of the Shareholders. By execution of this Agreement, each of the Shareholders represents and warrants to Infolife as follows:

(a) Shares Free and Clear. The shares of Media Challenge which he or she owns are free and clear of any liens, claims, options, charges or encumbrances of any nature.

(b) Unqualified Right to Transfer Shares. He or she has the unqualified right to sell, assign, and deliver the portion of the shares of Media Challenge specified on Exhibit B and, upon consummation of the transactions contemplated by this Agreement, Infolife will acquire good and valid title to such shares, free and clear of all liens, claims, options, charges, and encumbrances of whatsoever nature.

(c) Agreement and Transaction Duly Authorized. He or she is authorized to execute and deliver this Agreement and to consummate the share exchange transaction described herein. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of any contract, commitment, indenture, other agreement or restriction of any kind or character to which such Shareholder is a party or by which such Shareholder is bound.

ARTICLE III
COVENANTS RELATING TO CONDUCT OF BUSINESS

3.1 Covenants of Media Challenge and Infolife. During the period from the date of this Agreement and continuing until the Effective Time, Media Challenge and Infolife each agree as to themselves (except as expressly contemplated or permitted by this Agreement, or to the extent that the other party shall otherwise consent in writing):

(a) Ordinary Course. Each party shall carry on its respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted.

(b) Dividends; Changes in Stock. No party shall (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, or (ii) repurchase or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, any shares of its capital stock.

(c) Issuance of Securities. No party shall issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any voting debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting debt or convertible securities.

(d) Governing Documents. No party shall amend or propose to amend its Articles of Incorporation or Bylaws.

(e) No Dispositions. Except for the transfer of assets in the ordinary course of business consistent with prior practice, no party shall sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets, which are material, individually or in the aggregate, to such party.

(f) Indebtedness. No party shall incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or guarantee any debt securities of others other than in each case in the ordinary course of business consistent with prior practice.

3.2  Other Actions. No party shall take any action that would or is reasonably likely to result in any of its representations and warranties set forth in this Agreement being untrue as of the date made (to the extent so limited), or in any of the conditions to the Exchange set forth in Article V not being satisfied.

ARTICLE IV
ADDITIONAL AGREEMENTS, COVENANTS AND RELATED TRANSACTIONS

4.1 Restricted Infolife Shares. The Exchange Shares will not be registered under the Securities Act, but will be issued pursuant to applicable exemptions from such registration requirements for transactions not involving a public offering and/or for transactions which constitute “offshore transactions” as defined in Regulation S under the Securities Act of 1933. Accordingly, the Exchange Shares will constitute "restricted securities" for purposes of the Securities Act and the holders of Exchange Shares will not be able to transfer such shares except upon compliance with the registration requirements of the Securities Act or in reliance upon an available exemption therefrom. The certificates evidencing the Exchange Shares shall contain a legend to the foregoing effect and the holders of such shares shall deliver at Closing an Investment Letter acknowledging the fact that the Exchange Shares are restricted securities and agreeing to the foregoing transfer restrictions.

4.2 Access to Information. Upon reasonable notice, Infolife and Media Challenge shall each afford to the officers, employees, accountants, counsel and other representatives of the other company, access to all their respective properties, books, contracts, commitments and records and, during such period, each of Infolife and Media Challenge shall furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party.

4.3 Legal Conditions to Exchange. Each of Infolife and Media Challenge shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Exchange and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or upon any of their related entities or subsidiaries in connection with the Exchange. Each party shall take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by Infolife or Media Challenge or any of their related entities or subsidiaries in connection with the Exchange or the taking of any action contemplated thereby or by this Agreement.

4.4 Infolife Board of Directors and Officers. The current directors of Infolife shall resign as of the Closing Date except that one of the directors shall remain on the board of directors and resign 7 days after Media Challenge successfully appoints successors to the board of directors.

ARTICLE V
CONDITIONS PRECEDENT

5.1 Conditions to Each Party's Obligation To Effect the Exchange. The respective obligations of each party to effect the Exchange shall be conditional upon the filing, occurring or obtainment of all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by any governmental entity or by any applicable law, rule, or regulation governing the transactions contemplated hereby.

5.2 Conditions to Obligations of Infolife. The obligation of Infolife to effect the Exchange is subject to the satisfaction of the following conditions on or before the Closing Date unless waived by Infolife:

(a) Representations and Warranties. The representations and warranties of Media Challenge and of the Shareholders set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and Infolife shall have received a certificate signed on behalf of Media Challenge by the President of Media Challenge and a certificate signed by each of the Shareholders to such effect.

(b) Performance of Obligations of Media Challenge. Media Challenge shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Infolife shall have received a certificate signed on behalf of Media Challenge by the President to such effect.

(c) Closing Documents. Infolife shall have received such certificates and other closing documents as counsel for Infolife shall reasonably request.

(d) No Dissenting Shares. Shareholders holding 100% of the issued and outstanding common stock of number of shares of common stock of Media Challenge shall have executed this Agreement and consented to completion of the share exchange transaction described herein.

(e) Consents. Media Challenge shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of Infolife, individually or in the aggregate, have a material adverse effect on Media Challenge and its subsidiaries and related entities taken as a whole upon the consummation of the transactions contemplated hereby. Media Challenge shall also have received the approval of its shareholders in accordance with applicable law.

(f) Due Diligence Review. Infolife shall have completed to its reasonable satisfaction a review of the business, operations, finances, assets and liabilities of Media Challenge and shall not have determined that any of the representations or warranties of Media Challenge contained herein are, as of the date hereof or the Closing Date, inaccurate in any material respect or that Media Challenge is otherwise in violation of any of the provisions of this Agreement.

(g) Pending Litigation. There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of Infolife, made in good faith, would make the consummation of the Exchange imprudent. In addition, there shall not be any other litigation or other proceeding pending or threatened against Media Challenge, the consequences of which, in the judgment of Infolife, could be materially adverse to Media Challenge.

5.3 Conditions to Obligations of Media Challenge. The obligation of Media Challenge to effect the Exchange is subject to the satisfaction of the following conditions unless waived by Media Challenge:

(a) Representations and Warranties. The representations and warranties of Infolife set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, Media Challenge shall have received a certificate signed on behalf of Infolife by the President to such effect.

(b) Performance of Obligations of Infolife. Infolife shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Media Challenge shall have received a certificate signed on behalf of Infolife by the President to such effect.

(c) Closing Documents. Media Challenge shall have received such certificates and other closing documents as counsel for Media Challenge shall reasonably request.

(d) Consents. Infolife shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby.

(e) Due Diligence Review. Media Challenge shall have completed to its reasonable satisfaction a review of the business, operations, finances, assets and liabilities of Infolife and shall not have determined that any of the representations or warranties of Infolife contained herein are, as of the date hereof or the Closing Date, inaccurate in any material respect or that Infolife is otherwise in violation of any of the provisions of this Agreement.

(f) Pending Litigation. There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of Media Challenge, made in good faith, would make the consummation of the Exchange imprudent. In addition, there shall not be any other litigation or other proceeding pending or threatened against Infolife the consequences of which, in the judgment of Media Challenge, could be materially adverse to Infolife.

ARTICLE VI
TERMINATION AND AMENDMENT

6.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual consent of Infolife and Media Challenge;

(b) by either Infolife or Media Challenge if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other set forth in this Agreement which breach has not been cured within five (5) business days following receipt by the breaching party of notice of such breach, or if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Exchange shall have become final and non-appealable; or

(c) by either Infolife or Media Challenge if the Exchange shall not have been consummated before January 15, 2006.

6.2 Effect of Termination. In the event of termination of this Agreement by either Media Challenge or Infolife as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto. In such event, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

6.3 Amendment. This Agreement may be amended by mutual agreement of Infolife, Media Challenge and the Shareholders, provided that in the case of Infolife and Media Challenge, any such amendment must authorized by their respective Boards of Directors, and to the extent required by law, approved by their respective shareholders. Any such amendment must be by an instrument in writing signed on behalf of each of the parties hereto.

6.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE VII
GENERAL PROVISIONS

7.1 Survival of Representations, Warranties and Agreements. All of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time for a period of three years from the date of this Agreement.

7.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) If to Infolife:
175 East 400 South
Suite 1000
Salt Lake City, UT 84111

(b) If to Media Challenge:
c/o Room 3506, Edinburgh Tower
The Landmark, 15 Queen’s Road Central
Hong Kong

(c) If to the Shareholders, at their respective addresses specified on Exhibit B.

7.3 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

7.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

7.5 Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

7.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Texas without regard to principles of conflicts of law. Each party hereby irrevocably submits to the jurisdiction of any Texas state court or any federal court in the State of Texas in respect of any suit, action or proceeding arising out of or relating to this Agreement, and irrevocably accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts.

7.7 No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof or thereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or thereof or to any other remedy, including but not limited to money damages, for breach hereof or thereof or of any other provision of this Agreement or part hereof or thereof as a result of such holding or order.

7.8 Publicity. Except as otherwise required by law or the rules of the SEC, so long as this Agreement is in effect, no party shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld.

7.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

IN WITNESS WHEREOF, this Agreement for Share Exchange has been signed by the parties set forth below as of the date set forth above.

INFOLIFE, INC.

By:_______________________
Chief Executive Officer

Date: December 31, 2005

MEDIA CHALLENGE HOLDINGS LIMITED

By: ________________________________
Li Ying Sheng
Chairman and CEO

Date: December 31, 2005

SHAREHOLDERS:

_____________________________________
Li Yingsheng Date

_____________________________________
Li Yingsheng Date

_____________________________________
Ren Dongsheng Date

EXHIBIT A

CONVERTIBLE PROMISSORY NOTE
DUE DECEMBER 31, 2006

THIS CONVERTIBLE PROMISSORY NOTE is issued by Infolife, Inc., a Texas corporation (the "Company"), designated as its Convertible Promissory Note, due December 31, 2006 (the "Convertible Note") issued pursuant to the Agreement for Share Exchange dated December 31, 2005 between Media Challenge Holidngs Limited, a British Virgin Islands corporation (“Media Challenge”), its shareholders (the "Shareholders") and the Company (the "Share Exchange Agreement").

FOR VALUE RECEIVED, the Company promises to pay (ratably as per their shareholdings in Media Challenge) to the Shareholders or their registered assigns (the
"Holders"), the principal sum of $441,600 on December 31, 2006 or such earlier date as the Convertible Note is required or permitted to be repaid as provided hereunder (the "MATURITY DATE"), and to pay interest to the Holders on the aggregate unconverted and then outstanding principal amount of this Convertible Note at the rate of 5% per annum, payable on the Maturity Date as set forth herein. Interest shall be calculated on the basis of a 360-day year and shall accrue on the Maturity Date. On the Maturity Date, the Company may, in its sole discretion, pay the principal sum (and interest accrued) by issuing to the Holders 22,080,000 shares of the Company's restricted common stock, provided a required one for ten reverse stock split of the common stock has been effected.

This Convertible Note is subject to the following additional provisions:

1. SUBJECT TO SHARE EXCHANGE AGREEMENT. This Convertible Note has been issued subject to certain investment representations of the original Holders set forth in the Share Exchange Agreement and may be transferred or exchanged only in compliance with the Share Exchange Agreement and applicable federal and state securities laws and regulations. Prior to due presentment to the Company for transfer of this Convertible Note, the Company and any agent of the Company may treat the persons in whose names this Convertible Note is duly registered on the Convertible Note Register as the owners hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Convertible Note is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

2. EVENTS OF DEFAULT.

(a) "EVENT OF DEFAULT", wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i) any default in the payment of the principal of, interest on, or liquidated damages in respect of, any Convertible Note, free of any claim of subordination, as and when the same shall become due and payable (whether on a Conversion Date or the Maturity Date or by acceleration or otherwise) which default is not cured, if possible to cure, within 30 days of notice of such default sent by the Holder;

(ii) the Company or any of its subsidiaries shall commence, or there shall be commenced against the Company or any such subsidiary a case under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any subsidiary thereof or there is commenced against the Company or any subsidiary thereof any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 60 days; or the Company or any subsidiary thereof is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company or any subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or the Company or any subsidiary thereof makes a general assignment for the benefit of creditors; or the Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Company or any subsidiary thereof shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or the Company or any subsidiary thereof shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Company or any subsidiary thereof for the purpose of effecting any of the foregoing.

(b) REMEDIES UPON DEFAULT. If any Event of Default occurs and is continuing, the full principal amount of this Convertible Note, together with interest and other amounts owing in respect thereof, to the date of acceleration shall become at the Holders' election, immediately due and payable in cash. The Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, and the Holders may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Holders at any time prior to payment hereunder and the Holders shall have all rights as Convertible Note holders until such time, if any, as the full payment under this Section shall have been received by it. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

3. CONVERSION.

(a) CONVERSION RIGHT. At any time after the Original Issue Date until this Convertible Note is no longer outstanding, this Convertible Note shall be convertible into shares of Common Stock at the option of the Holder, in whole (and not in part) at any time and from time to time (subject to the limitations on conversion set forth in this Section 3(a) hereof). The Holders shall effect conversions by delivering to the Company the form of Notice of Conversion attached hereto as ANNEX A (a "NOTICE OF CONVERSION"), specifying therein the principal amount of Convertible Note to be converted and the date on which such conversion is to be effected (a "CONVERSION DATE"). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is provided hereunder. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Convertible Note in an amount equal to the applicable conversion. The Holders and the
Company shall maintain records showing the principal amount converted and the date of such conversion. The Holders and any assignee, by acceptance of this Convertible Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of this Convertible Note, the principal amount of this Convertible Note may be less than the amount stated on the face hereof.

(b) UNDERLYING SHARES ISSUABLE UPON CONVERSION AND PURSUANT TO THE CONVERSION OF PRINCIPAL AMOUNT. The number of shares of Common Stock issuable upon conversion shall be 22,080,000 (post a required one for ten reverse stock split) shares of the Company's restricted common stock (the "Underlying Shares").

(c) DELIVERIES UPON CONVERSION. Not later than 10 Business Days after any Conversion Date, the Company will deliver to the Holders a certificate or certificates representing the Underlying Shares representing the number of shares of Common Stock being acquired upon the conversion of Convertible Note (including, if so timely elected by the Company, shares of Common Stock representing the payment of accrued interest).

(d) ADJUSTMENTS.

(i) If the Company, at any time while the Convertible Note is outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company pursuant to this Convertible Note, including interest thereon), (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the Company, then the number of
Underlying Shares into which this Convertible Note is convertible into shall be correspondingly adjusted by multiplying such number of shares by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(ii) All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) outstanding on a fully diluted basis.

(e) The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable.

(f) The issuance of certificates for shares of the Common Stock on conversion of the Convertible Note shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such Convertible Note so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

4. DEFINITIONS. For the purposes hereof, in addition to the terms defined elsewhere in this Convertible Note: (a) capitalized terms not otherwise defined herein have the meanings given to such terms in the Agreement, and (b) the following terms shall have the following meanings:

"BUSINESS DAY" means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

"COMMISSION" means the Securities and Exchange Commission.

"COMMON STOCK" means the common stock, $0.001 par value per share, of the Company and stock of any other class into which such shares may hereafter have been reclassified or changed.

"EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

"ORIGINAL ISSUE DATE" shall mean the date of the first issuance of the Convertible Note regardless of the number of transfers of any Convertible Note and regardless of the number of instruments which may be issued to evidence such Convertible Note. "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"UNDERLYING SHARES" means the shares of Common Stock issuable upon conversion of Convertible Note or as payment of interest in accordance with the terms hereof.

5. DEBT OBLIGATION. This Convertible Note is a direct debt obligation of the Company. This Convertible Note ranks PARI PASSU with all other Convertible Notes now or hereafter issued under the terms set forth herein.

6. REPLACEMENT OF NOTE. If this Convertible Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Convertible Note, or in lieu of or in substitution for a lost, stolen or destroyed Convertible Note, a new Convertible Note for the principal amount of this Convertible Note so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Convertible Note, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Company.

7. INTERPRETATION; CHOICE OF LAW. All questions concerning the construction, validity, enforcement and interpretation of this Convertible Note shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflicts of law thereof. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Convertible Note or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Convertible Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys' fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

8. WAIVER. Any waiver by the Company or the Holders of a breach of any provision of this Convertible Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Convertible Note. The failure of the Company or the Holders to insist upon strict adherence to any term of this Convertible Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Convertible Note. Any waiver must be in writing.

9. MISCELLANEOUS. If any provision of this Convertible Note is invalid, illegal or unenforceable, the balance of this Convertible Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on the Convertible Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impeded the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

IN WITNESS WHEREOF, the Company has caused this Convertible Note to be duly executed by a duly authorized officer as of the date first above indicated.

INFOLIFE, INC.

By:	Name: Albert Li Title: Chief Executive Officer

EXHIBIT B

SHAREHOLDERS OF MEDIA CHALLENGE HOLDINGS LIMITED

NAME and ADDRESS	NUMBER OF SHARES	PERCENTAGE

LI YINGSHENG Rm 3505-06, 35/F, Edinburgh Tower The Landmark, 15 Queen’s Rd Central, Hong Kong	52,831	44%

DING XIAOFENG Rm 3505-06, 35/F, Edinburgh Tower The Landmark, 15 Queen’s Rd Central, Hong Kong	35,789	30%

REN DONGSHENG Rm 3505-06, 35/F, Edinburgh Tower The Landmark, 15 Queen’s Rd Central, Hong Kong	32,380	27%

TOTAL	121,000	100%